For Immediate Release

Media General, Inc. Announces First Quarter 2016 Results

RICHMOND, VA, May 6, 2016 – Media General, Inc. (“Media General” or the “Company;” NYSE: MEG), one of the nation’s largest local media companies, today reported results for the first quarter ended March 31, 2016.

Summary of Results for the First Quarter 2016

•	Net revenues increased 16% to $343 million, compared to $297 million in the prior year.

•	Net local revenues, which include net local advertising revenues and retransmission consent fees, increased 11% to $230 million, compared to $207 million in the prior year.

•	Net national revenues increased 1% to $50 million, compared to $49 million in the prior year.

•	Net political revenues were $16 million, compared to $1 million in the prior year.

•	Net digital revenues increased 25% to $38 million, compared to $30 million in the prior year.

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Operating income, excluding merger related and restructuring expenses, was $52 million, compared to $26 million in the prior year. Operating loss inclusive of these expenses was $18 million, compared to operating income of $21 million in the prior year, which is primarily due to a $60 million one-time break-up fee paid to Meredith Corporation in January 2016.

•	Broadcast Cash Flow increased 31% to $102 million, compared to $78 million in the prior year.

•	Adjusted EBITDA increased 31% to $94 million, compared to $72 million in the prior year. Included in Adjusted EBITDA were $5.7 million of losses from the Company's national digital businesses.

•	Loss per diluted share was $0.20, compared to loss per diluted share of $0.06 in the prior year.

Commenting on the Company’s results, President and Chief Executive Officer, Vincent L. Sadusky, said: “We commenced this historic year by delivering terrific results in the first quarter. Political advertising exceeded our expectations and helped drive 16% growth in total net revenues and 31% growth in Adjusted EBITDA. Excluding political, total net revenues grew 11% versus the prior year. Additional key drivers for our performance were an increase in pay-TV subscriber fees and diligent expense management.”

“Looking ahead, we remain focused on our operating initiatives and preparing for our combination with Nexstar. I am pleased with the progress we are making to unite our two strong local media companies in order to better serve viewers and advertisers.”

Recent Operational Highlights

•	Time sales, including political time sales and digital revenue, grew 12% over the first quarter in the prior year.

•	The automotive category, which represented 26% of gross local and national time sales in the first quarter, increased 4%, compared to the prior year.

•	The Company signed an agreement with Katz Television Group to serve as the national representation firm for its owned and operated television stations.

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The Company’s television stations rank number one or number two in local news in 72% of the its broadcast markets. In addition, the Company's television station websites rank number one or number two in 61% of their measured markets.

•	The Company reached new retransmission consent agreements with DISH Network and other multichannel video programming distributors, representing 14% of total subscribers during the quarter.

Key Balance Sheet and Cash Flow Items
Total debt outstanding (including capital leases) net of cash, was $2.2 billion, as of both March 31, 2016 and December 31, 2015. Cash and cash equivalent balances as of March 31, 2016 were $34 million, compared to $41 million as of December 31, 2015. The Company has a $150 million revolving credit facility that was undrawn, with $146 million of availability as of March 31, 2016. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 5x as of March 31, 2016. Components of cash flow in the first quarter of 2016 included capital expenditures of $6.8 million.

Business Outlook
The Company expects that net revenues for the second quarter of 2016 will increase in the range of 13% to 17% (or $40 million to $54 million), as compared to the prior year.
The Company expects direct operating and selling, general and administrative expenses to increase in the range of 13% to 14% (or $27 million to $29 million) as compared to $213 million in the second quarter of 2015.
The Company’s current outlook for revenues, expenses and cash flow items for the second quarter of 2016, excluding special items, are anticipated to be in the following ranges:

$ millions	Second Quarter of 2016
Net broadcast revenues	$319 to $328
Net digital revenues	$42 to $47
Total net revenues	$361 to $375
Direct operating and selling, general and administrative expenses	$240 to $242
Amortization of program rights	$11 to $13
Cash payments for programming	$11 to $13
Corporate and other expenses	$10 to $11
Corporate non-cash share-based compensation expense	$2
Adjusted EBITDA	$102 to $111
Depreciation and amortization of intangibles	$39 to $41
Cash capital expenditures	$15 to $18
Cash interest expense	$28
Principal amortization of term loans and finance lease obligations	$2
Cash taxes	$2
The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward Looking Statements” below) which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call
The Company will hold a conference call to discuss its first quarter 2016 results today, May 6, 2016, at 10:00 AM Eastern Time. To participate in the call, please dial 1-888-218-8172 for U.S. callers and 1-913-312-0391 for international callers. The call-in pass code is 3681407. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s website, www.mediageneral.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay will be accessible via the Investor Relations section of www.mediageneral.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through May 20, 2016.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted (“Adjusted EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its businesses. The Company makes available on its website reconciliations of BCF, Adjusted EBITDA and FCF to its operating income, a GAAP reporting measure. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.mediageneral.com.

Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, changes in direct operating, selling, general and administrative expenses; changes in net broadcast, digital, barter and other revenues; changes in direct operating, selling, general and administrative, station and corporate non-cash share-based compensation, amortization of program rights and corporate and other expenses; and cash payments for programming; depreciation and amortization of intangibles; cash capital expenditures; cash interest expense and principal amortization; and cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the impact of the proposed business combination Nexstar Broadcasting Group, Inc.; volatility of advertising revenue; restrictions on the Company’s operations as a result of its indebtedness; the ability to renew retransmission consent agreements; changes in government regulations and the ability to obtain necessary consents; changes in or terminations of network affiliation agreements; competition; changes in audience share or ratings; and the potential influence of certain shareholders, including Standard General L.P. and its affiliates; and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.mediageneral.com, or at www.sec.gov), which are incorporated in this release by reference. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About Media General

Media General is one of the nation's largest local media companies that owns, operates or services 71 television stations in 48 markets. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and nearly 40% of the U.S. Internet audience.

Media General has one of the industry's largest and most diverse digital media businesses that includes Federated Media, HYFN and Dedicated Media. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.

Media General trades on the NYSE under the symbol “MEG.” For more information, visit www.mediageneral.com.
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Media General Contact
Courtney Guertin
Director of Marketing and Communications
401-457-9501
cguertin@mediageneral.com